As filed with the Securities and Exchange Commission on March 18, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	61-1577639
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Equity Incentive Plan of Industrial Property Trust Inc.

(Full title of the plan)

Dwight L. Merriman III

Chief Executive Officer

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone (303) 228-2200

(Name, address, and telephone number, including area code, of agent for service)

copies to:

Judith D. Fryer, Esq. Alice L. Connaughton, Esq. Jean E. Harris, Esq. Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 (212) 801-9200	Joshua J. Widoff, Esq. Industrial Property Trust Inc. 518 Seventeenth Street, 17th Floor Denver, Colorado 80202 (303) 228-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	2,000,000 shares	10.00	20,000,000	$2,576.00

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Industrial Property Trust Inc. (the “Registrant”) that become issuable under the Equity Incentive Plan of the Registrant by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.
(2)	The proposed maximum offering price per share was estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(h) promulgated under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Industrial Property Trust Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The following is a summary of the material terms of shares of the Registrant’s common stock as set forth in its charter and is qualified in its entirety by reference to its charter. Under its charter, the Registrant has authority to issue a total of 1.7 billion shares of capital stock. Of the total number of shares of capital stock authorized, 1.5 billion shares are classified as common stock with a par value of $0.01 per share and 200.0 million shares are classified as preferred stock with a par value of $0.01 per share. The Registrant’s board of directors, with the approval of a majority of the entire board and without any action by its stockholders, may amend its charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that the Registrant has authority to issue.

Common Stock

The holders of shares of the Registrant’s common stock are entitled to one vote per share on all matters voted on by stockholders, including election of its directors. The Registrant’s charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of the Registrant’s common stock can elect its entire board of directors. Subject to any preferential rights of any outstanding class or series of preferred stock, the holders of shares of the Registrant’s common stock are entitled to such distributions as may be authorized from time to time by its board of directors out of legally available funds and declared by the Registrant and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All issued shares of the Registrant’s common stock will be fully paid and non-assessable shares of common stock. Holders of shares of the Registrant’s common stock will not have preemptive rights, which means that holders will not have an automatic option to purchase any new shares of common stock that the Registrant issues, and generally will not have appraisal rights unless the Registrant’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Stockholders are not liable for the acts or obligations of the Registrant.

The Registrant will not issue certificates for shares of its common stock. Shares of the Registrant’s common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as the Registrant’s registrar and as the transfer agent for shares of its common stock. Transfers can be effected simply by mailing a transfer and assignment form, which the Registrant will provide at no charge, to:

For regular mail:	For overnight deliveries:
Dividend Capital	Dividend Capital
P.O. Box 219079	c/o DST Systems, Inc.
Kansas City, MO 64121-9079	430 W. 7th Street, Suite 219079
Kansas City, MO 64121-9079

Preferred Stock

The issuance of preferred stock must be approved by a majority of the Registrant’s independent directors who do not have an interest in the transaction and who have access, at the Registrant’s expense, to its legal counsel or to independent legal counsel. The Registrant’s charter authorizes its board of directors to classify and reclassify any unissued shares of its common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Registrant’s board of directors is required by the Maryland General Corporation Law and by its charter to set, subject to its charter restrictions on transfer of its stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, the Registrant’s board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of the Registrant’s common stock or otherwise be in their best interest. The Registrant’s board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Meetings, Special Voting Requirements and Access To Records

An annual meeting of the Registrant’s stockholders will be held not less than 30 days after delivery of its annual report. The Registrant’s board of directors, including the independent directors, will take reasonable steps to insure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman or the president and must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast on such matter at such meeting. The presence of 50% of the outstanding shares of the Registrant’s common stock either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast on a matter is necessary to take stockholder action, except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director and except for the matters described in the next paragraph, which must be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Under the Maryland General Corporation Law and the Registrant’s charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (i) the amendment of the Registrant’s charter, (ii) dissolution of the Registrant, (iii) the Registrant’s merger into another entity, consolidation or the sale or other disposition of all or substantially all of its assets, and (iv) the removal of the Registrant’s directors.

The Advisory Agreement, including the selection of the Advisor, is approved annually by the Registrant’s directors including a majority of the independent directors. While the stockholders do not have the ability to vote to replace the Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares of the Registrant’s common stock entitled to vote on such matter, to remove a director from the board of directors. An alphabetical list of the names, addresses and telephone numbers of the Registrant’s stockholders, along with the number of shares of its common stock held by each of them, shall be maintained as part of the Registrant’s books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at the Registrant’s office. The stockholder list shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the list shall be mailed to any stockholder who requests the list within 10 days of the Registrant’s receipt of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. The Registrant has the right to request that a requesting stockholder represent to the Registrant that the list will not be used to pursue commercial interests. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act, which provides that, upon the request of investors and the payment of the expenses of the distribution, the Registrant is required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at the Registrant’s option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder shall be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder shall not have the right to, and the Registrant may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of sales or using the list for a commercial purpose or any other purpose not related to the requesting stockholder’s interest in the affairs of the Registrant.

In addition, pursuant to the Registrant’s charter, any stockholder and any designated representative thereof shall be permitted access to its corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy only the Registrant’s bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of the amount of stock and securities issued by the Registrant during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Statements of stock and securities will only include the number of shares issued during the period and the consideration received per share, in conformity with Maryland law, and will not include any personal identifying information concerning the holders of the shares. Requests to inspect and/or copy the Registrant’s corporate records must be made in writing to its address as set forth in the section of this prospectus titled “Additional Information.” It is the policy of the Registrant’s board of directors to comply with all proper requests for access to its corporate records in conformity with its charter and Maryland law.

Tender Offers

The Registrant’s charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide the Registrant notice of such tender offer at least 10 business days before initiating the tender offer. The Registrant’s charter also prohibits any stockholder from transferring shares of its common stock to a person who makes a tender offer which does not comply with the provisions set forth above unless such stockholder has first offered such shares of the Registrant’s common stock to it at the tender offer price offered in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of the Registrant’s expenses in connection with enforcing its charter provisions concerning that offeror’s noncompliance.

Restriction On Ownership of Shares of Capital Stock

In order for the Registrant to qualify as a REIT, no more than 50% in value of the outstanding shares of its common stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986 (the “Code”), by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of the Registrant’s common stock must be owned by 100 or more persons independent of the Registrant and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding the Registrant’s first taxable year ending December 31, 2013. In addition, the Registrant must meet requirements regarding the nature of its gross income in order to qualify as a REIT. One of these requirements is that at least 75% of its gross income for each calendar year must consist of rents from real property and income from other real property investments (and a similar test requires that at least 95% of the Registrant’s gross income for each calendar year must consist of rents from real property and income from other real property investments together with certain other passive items such as dividend and interest). The rents received by the Registrant’s operating partnership, Industrial Property Operating Partnership LP (the “Operating Partnership”), from any tenant will not qualify as rents from real property, which could result in the Registrant’s loss of REIT status, if it owns, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. In order to assist the Registrant in preserving its status as a REIT, among other purposes, its charter provides generally that (i) no person may beneficially or constructively own shares of common stock in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of common stock; (ii) no person may beneficially or constructively own shares in excess of 9.8% in value of the total outstanding shares; (iii) no person may beneficially or constructively own shares that would result in the Registrant being “closely held” within the meaning of Section 856(h) of the Code or otherwise cause it to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in the Registrant owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Registrant from such tenant would cause the Registrant to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (iv) no person may transfer or attempt to transfer shares if such transfer would result in shares being beneficially owned by fewer than 100 persons.

The Registrant’s charter provides that if any of the restrictions on transfer or ownership described above are violated, the shares that, if transferred, would cause the violation will be automatically transferred to a charitable trust for the benefit of one or more charitable beneficiaries effective on the day before the purported transfer of such shares. The Registrant will designate a trustee of the charitable trust that will not be affiliated with the Registrant or the purported transferee or record holder. The Registrant will also name a charitable organization as beneficiary of the charitable trust. The trustee will receive all distributions on the shares of the Registrant’s capital stock in the same trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the same trust. The purported transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limit, the transfer is exempted (prospectively or retroactively) by the Registrant’s board of directors from the ownership limit based upon receipt of information (including certain representations and undertakings from the purported transferee) that such transfer would not violate the provisions of the Code for the Registrant’s qualification as a REIT. In addition, the Registrant’s charter provides that it may redeem shares upon the terms and conditions specified by the board of directors in its sole discretion if the board of directors determines that ownership or a transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio.

The trustee will sell the shares of the Registrant’s capital stock to a person whose ownership of shares of its capital stock will not violate the ownership limits. The sale shall be made within 20 days of receiving notice from the Registrant that shares of its capital stock have been transferred to the trust. During this 20-day period, the Registrant will have the option of redeeming such shares of its capital stock. Upon any such sale or purchase, the purported transferee or holder shall receive a per share price equal to the lesser of (a) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the charitable trust and (b) the price per share received by the charitable trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the charitable trust. The charitable trustee may reduce the amount payable to the purported transferee by the amount of dividends and other distributions which have been paid to the purported transferee and are owed by the purported transferee to the charitable trustee pursuant to the Registrant’s charter. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary. If, prior to the discovery by the Registrant that shares have been transferred to the charitable trustee, such shares are sold by a purported transferee, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the purported transferee received an amount for such shares that exceeds the amount that such purported transferee was entitled to receive pursuant to the Registrant’s charter, such excess shall be paid to the charitable trustee upon demand.

Any person who acquires or attempts or intends to acquire beneficial ownership or constructive ownership of shares that will or may violate the foregoing restrictions, or any person who would have owned shares that resulted in a transfer to the charitable trust pursuant to the Registrant’s charter, is required to immediately give written notice to the Registrant of such event, or in the case of such a proposed or attempted transaction, give at least 10 business days prior written notice, and shall provide to the Registrant such other information as it may request in order to determine the effect, if any, of such transfer on its status as a REIT.

The ownership limits do not apply to a person or persons which the board of directors has, in its sole discretion, determined to exempt (prospectively or retroactively) from the ownership limit upon appropriate assurances that the Registrant’s qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Code or Treasury regulations) of the outstanding shares of the Registrant’s capital stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of the Registrant’s capital stock beneficially owned and other information related to such ownership.

Distributions

The Registrant intends to accrue and make distributions on a regular basis beginning no later than the first calendar quarter after the quarter in which the minimum offering requirements under its public offering are met, and the Registrant expects to continue to make regular distribution payments from that point forward. Until the net proceeds from such public offering are fully invested and from time to time thereafter, the Registrant’s may not generate sufficient cash flow from operations or funds from operations to fully fund distributions. Therefore, some or all of the Registrant’s distributions may be paid from other sources, such as cash flows from financing activities, which include borrowings (including borrowings secured by the Registrant’s assets), proceeds from the issuance of shares pursuant to the Registrant’s distribution reinvestment plan, proceeds from sales of assets, cash resulting from a waiver or deferral of fees otherwise payable to the Advisor or its affiliates, interest income from the Registrant’s cash balances and the net proceeds from shares sold in its public offering. The Registrant has not established a cap on the amount of its distributions that may be paid from any of these sources. In connection with a distribution to its stockholders, the Registrant’s board of directors will approve a regular distribution for a certain dollar amount per share of its common stock. Assuming the Registrant declares daily distributions during the period in which a holder owns shares of its common stock, the distributions will begin to accrue on the date the Registrant accepts the subscription for shares of its common stock, which is subject to, among other things, the holder meeting the applicable suitability requirements for its public offering and the satisfaction of the minimum offering requirements. The Registrant will then calculate each stockholder’s specific distribution amount using daily record and declaration dates, as applicable in the holder’s state.

Each year, the Registrant must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of 90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss, 90% of its after-tax net income, if any, from foreclosure property, minus the sum of certain items of non-cash income.

In order for distributions to be counted towards the Registrant’s distribution requirement and to provide a tax deduction to the Registrant, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with any preferences among the Registrant’s different classes of shares as set forth in its organizational documents. A distribution of a preferential dividend may cause other distributions to be treated as preferential dividends, possibly preventing the Registrant from satisfying the distribution requirement for REIT qualification.

The Registrant will pay federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if the Registrant fails to distribute with respect to each year, at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, the Registrant will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes. Distributions will be authorized at the discretion of the Registrant’s board of directors, and will depend on, among other things, current and projected cash requirements, tax considerations and other factors deemed relevant by the Registrant’s board. The board’s discretion will be directed, in substantial part, by its obligation to cause the Registrant to comply with the REIT requirements. Because the Registrant may receive income from interest or rents at various times during its fiscal year, and because its board may take various factors into consideration in setting distributions, distributions may not reflect the Registrant’s income earned in any particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. The Registrant’s organizational documents permit it to pay distributions from any source, including offering proceeds, although offering proceeds will no longer be used. The Registrant is authorized to borrow money, issue new securities or sell assets in order to make distributions. There are no restrictions on the ability of the Operating Partnership to transfer funds to the Registrant.

Amounts available for distributions will be affected by the Registrant’s expenses, including any fees paid and distributions made to the Advisor and any of its affiliates. The amounts available for distributions will also be affected by any redemption payments made pursuant to the Registrant’s share redemption program or any distributions made to the holders of the OP Unit or Special Units.

The Registrant is not prohibited from distributing securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. It is not currently intended that the shares of the Registrant’s common stock will be listed on a national securities exchange, nor is it expected that a public market for the shares of common stock will develop.

The Registrant calculates individual payments of distributions to each stockholder based upon daily record dates during each quarter so that investors are eligible to earn distributions immediately upon purchasing shares of the Registrant’s common stock. The distributions are calculated based on common stockholders of record as of the close of business each day in the period.

Accordingly, assuming the Registrant declares daily distributions during the period in which a holder owns shares of its common stock, distributions will begin to accrue on the date the Registrant’s accepts a subscription for shares of its common stock, which is subject to, among other things, a holder meeting the applicable suitability requirements for the public offering.

Distribution Reinvestment Plan

The Registrant’s distribution reinvestment plan enables a holder to elect to have cash otherwise distributable to it invested in additional shares of the Registrant’s common stock at a price equal to $9.50 per share. A holder may elect to participate in the distribution reinvestment plan by completing the subscription agreement, the enrollment form or by other written notice to the plan administrator, including an acknowledgment that the current prospectus for the public offering has been made available to the participant. Participation in the plan will begin with the next distribution made after acceptance of the written notice, and for all payment dates thereafter. Participants will be able to terminate their participation in the distribution reinvestment plan at any time without penalty by delivering written notice to the Registrant. In order for the termination to be effective for any quarter, the termination notice must be received by the Registrant prior to the last day of such quarter (i.e., a termination notice will be effective as of the last day of the quarter in which it is received and will not affect participation in the plan for any prior quarter). A participant who chooses to terminate participation in the distribution reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. There are no fees associated with a participant’s terminating his or her interest in the distribution reinvestment plan. A participant in the distribution reinvestment plan who terminates his or her interest in the distribution reinvestment plan will be allowed to participate in the distribution reinvestment plan again by notifying the Registrant and completing any required forms, including an acknowledgment that the then current version of the prospectus for the public offering or a separate current prospectus relating solely to the distribution reinvestment plan has been delivered or made available to the participant. Shares acquired under the distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares purchased in the public offering.

The Registrant may amend or terminate the distribution reinvestment plan for any reason at any time; provided, however, that if the Registrant materially amends the distribution reinvestment plan or terminates the distribution reinvestment plan, such material amendment or termination, as applicable, will only be effective upon 10 days’ written notice to the participant. While the distribution reinvestment plan is still in effect and has not been terminated, the Registrant will not amend the plan in a manner that would eliminate the participant’s right to terminate its participation in the plan. Participation in the plan may also be terminated with respect to any person to the extent that a reinvestment of distributions in shares of the Registrant’s common stock would cause the share ownership limitations contained in the Registrant’s charter to be violated. In addition, the Registrant will terminate a stockholder’s participation in the distribution reinvestment plan if it receives a request from the stockholder for redemption of all of the stockholder’s shares of the Registrant’s common stock. Following any termination of the distribution reinvestment plan, all subsequent distributions to stockholders would be made in cash.

Participants may acquire shares of the Registrant’s common stock pursuant to its distribution reinvestment plan until the earliest date upon which (i) all the common stock registered in the current public offering or future offerings to be offered under the Registrant’s distribution reinvestment plan is issued, (ii) the current public offering and any future offering pursuant to the Registrant’s distribution reinvestment plan terminate and the Registrant elects to deregister with the SEC the unsold amount of its common stock registered to be offered under its distribution reinvestment plan, (iii) the shares of the Registrant’s common stock are listed on a national securities exchange, at which time any registered shares of the Registrant’s common stock then available under its distribution reinvestment plan will be sold at a price equal to the fair market value of the shares of its common stock, as determined by its board of directors by reference to the applicable sales price with respect to the most recent trades occurring on or prior to the relevant distribution date, or (iv) the Registrant’s board of directors, in its sole discretion, determines for any reason to modify the Registrant’s distribution reinvestment plan to provide for a higher or lower price at which shares of its common stock may be purchased. Any such price modification may be arbitrarily determined by the Registrant’s board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share or the then current net asset value per share, as calculated in accordance with policies and procedures that may be developed in the future by the Registrant’s board of directors. Additionally, upon the listing of the Registrant’s common stock on a national securities exchange, the reinvestment agent will send each participant a check for the cash value of any fractional shares held in such participant’s account.

Holders of OP Units may also participate in the distribution reinvestment plan and have cash otherwise distributable to them by the Operating Partnership invested in shares of the Registrant’s common stock at a price equal to $9.50 per share.

Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair market value on the relevant distribution date of the shares of the Registrant’s common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash. However, the tax consequences of participating in the Registrant’s distribution reinvestment plan will vary depending upon each participant’s particular circumstances and individuals are urged to consult their own tax advisor regarding the specific tax consequences of participation in the distribution reinvestment plan.

The Registrant’s charter requires that all material information regarding the distributions to stockholders and the effect of reinvesting the distributions, including tax consequences, will be provided to the stockholders at least annually. The Registrant’s charter requires that each stockholder participating in the distribution reinvestment plan will have an opportunity to withdraw from the plan at least annually after receiving this information. These charter provisions may not be amended without the affirmative vote of stockholders entitled to cast a majority of all votes entitled to be cast on the matter.

The Registrant will not pay sales commissions or dealer manager fees in connection with the purchase of shares pursuant to the distribution reinvestment plan.

Share Redemption Program

The Registrant’s share redemption program may provide eligible stockholders with limited, interim liquidity by enabling them to present for redemption all or any portion of their shares of the Registrant’s common stock in accordance with the procedures outlined below, subject to certain conditions and limitations described below and applicable law. At the time that a stockholder submits a request for redemption, the Registrant may, subject to the conditions and limitations described below, redeem the shares of its common stock presented for redemption for cash to the extent that it has sufficient funds available to fund such redemption. There is no fee in connection with a redemption of shares of the Registrant’s common stock. The share redemption program will be immediately terminated if the Registrant’s shares of common stock are listed on a national securities exchange or if a secondary market is otherwise established.

Only those stockholders who purchased their shares directly from the Registrant (including through its distribution reinvestment plan, except as set forth below), or received their shares through one or more transactions that were not for cash or other consideration, are eligible to participate in the Registrant’s share redemption program. Once the Registrant’s shares are transferred, directly or indirectly, for value by a stockholder (other than transfers which occur in connection with a non-taxable transaction, such as a gift or contribution to a family trust), the transferee and all subsequent holders of the shares are not eligible, unless otherwise approved by management of the Registrant in its sole discretion, to participate in the share redemption program with respect to such shares that were transferred for value and any additional shares acquired by such transferee through the Registrant’s distribution reinvestment plan.

After a participant has held shares of the Registrant’s common stock for a minimum of one year, the share redemption program may provide a limited opportunity for the participant to have its shares of common stock redeemed, subject to certain restrictions and limitations, at a price equal to or at a discount from the purchase price of the shares of the Registrant’s common stock being redeemed and the amount of the discount (the “Holding Period Discount”) will vary based upon the length of time that the participant has held its shares of the Registrant’s common stock subject to redemption, as described in the following table, which has been posted on the Registrant’s website at www.industrialpropertytrust.com:

Share Purchase Anniversary	Redemption Price as a Percentage of the Purchase Price
Less than one year	No Redemption Allowed
One year	92.5%
Two years	95.0%
Three years	97.5%
Four years and longer	100.0%

In the event that a participant seeks to redeem all of its shares of the Registrant’s common stock, shares of the Registrant’s common stock purchased pursuant to its distribution reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of its board of directors. If a participant has made more than one purchase of the Registrant’s common stock (other than through its distribution reinvestment plan), the one-year holding period will be calculated separately with respect to each such purchase. In addition, for purposes of the one-year holding period, holders of OP Units who exchange their OP Units for shares of the Registrant’s common stock shall be deemed to have owned their shares as of the date they were issued their OP Units. Neither the one-year holding period nor the Redemption Caps (as defined below) will apply in the event of the death of a stockholder and such shares will be redeemed at a price equal to 100% of the price paid by the deceased stockholder for the shares without regard to the date of purchase of the shares to be redeemed; provided, however, that any such redemption request with respect to the death of a stockholder must be submitted to the Registrant within 18 months after the date of death, as further described below. The Registrant’s board of directors reserves the right in its sole discretion at any time and from time to time to (a) waive the one-year holding period and either of the Redemption Caps (defined below) in the event of the disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code) of a stockholder, (b) reject any request for redemption for any reason, or (c) reduce the number of shares of the Registrant’s common stock allowed to be redeemed under the share redemption program. A stockholder’s request for redemption in reliance on any of the waivers that may be granted in the event of the disability of the stockholder must be submitted within 18 months of the initial determination of the stockholder’s disability, as further described below. If the Registrant’s board of directors waives the one-year holding period in the event of the disability of a stockholder, such stockholder will have its shares redeemed at the discounted amount listed in the above table for a stockholder who has held for one year. In all other cases in the event of the disability of a stockholder, such stockholder will have its shares redeemed as described in the above table. Furthermore, any shares redeemed in excess of the Quarterly Redemption Cap (as defined below) as a result of the death or disability of a stockholder will be included in calculating the following quarter’s redemption limitations. At any time the Registrant is engaged in an offering of shares of its common stock, the per share price for shares of its common stock redeemed under its redemption program will never be greater than the then-current offering price of the shares of its common stock sold in the primary offering.

The Registrant is not obligated to redeem shares of its common stock under the share redemption program. The Registrant presently intends to limit the number of shares to be redeemed during any calendar quarter to the “Quarterly Redemption Cap” which will equal the lesser of: (i) one-quarter of five percent of the number of shares of common stock outstanding as of the date that is 12 months prior to the end of the current quarter and (ii) the aggregate number of shares sold pursuant to the Registrant’s distribution reinvestment plan in the immediately preceding quarter, less (iii) the number of shares redeemed in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder or stockholders during such quarter, which amount may be less than the Aggregate Redemption Cap described below. In addition, the Registrant’s board of directors retains the right, but is not obligated to, redeem additional shares if, in its sole discretion, it determines that it is in the Registrant’s best interest to do so, provided that the Registrant will not redeem during any consecutive 12-month period more than five percent of the number of shares of common stock outstanding at the beginning of such 12-month period (referred to herein as the “Aggregate Redemption Cap” and together with the Quarterly Redemption Cap, the “Redemption Caps”) unless permitted to do so by applicable regulatory authorities. Although the Registrant presently intends to redeem shares pursuant to the above-referenced methodology, to the extent that the aggregate proceeds received from the sale of shares pursuant to its distribution reinvestment plan in any quarter are not sufficient to fund redemption requests, the Registrant’s board of directors may, in its sole discretion, choose to use other sources of funds to redeem shares of the Registrant’s common stock, up to the Aggregate Redemption Cap. Such sources of funds could include cash on hand, cash available from borrowings, cash from the sale of the Registrant’s shares pursuant to its distribution reinvestment plan in other quarters, and cash from liquidations of securities investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders, debt repayment, purchases of real property, debt related or other investments, or redemptions of OP Units. The Registrant’s board of directors has no obligation to use other sources to redeem shares of its common stock under any circumstances. The board of directors may, but is not obligated to, increase the Aggregate Redemption Cap but may only do so in reliance on an applicable no-action letter issued or other guidance provided by the Securities and Exchange Commission staff that would not object to such an increase. There can be no assurance that the board of directors will increase either of the Redemption Caps at any time, nor can there be assurance that the board of directors will be able to obtain, if necessary, a no-action letter from Securities and Exchange Commission staff. In any event, the number of shares of the Registrant’s common stock that it may redeem will be limited by the funds available from purchases pursuant to its distribution reinvestment plan, cash on hand, cash available from borrowings and cash from liquidations of securities or debt related investments as of the end of the applicable quarter.

The Registrant’s board of directors may, in its sole discretion, amend, suspend, or terminate the share redemption program at any time if it determines that the funds available to fund the share redemption program are needed for other business or operational purposes or that amendment, suspension or termination of the share redemption program is in the best interest of its stockholders. Any amendment, suspension or termination of the share redemption program will not affect the rights of holders of OP Units to cause the Registrant to redeem its OP Units for, at its sole discretion, shares of its common stock, cash, or a combination of both pursuant to the Operating Partnership Agreement. In addition, the Registrant’s board of directors, in its sole discretion, may determine at any time to modify the share redemption program to redeem shares at a price that is higher or lower than the price paid for the shares by the redeeming stockholder. Any such price modification may be arbitrarily determined by the Registrant’s board of directors, or may be determined on a different basis, including but not limited to a price equal to an estimated value per share or the then current net asset value per share (provided that any current offering will then also be conducted at such price), as calculated in accordance with policies and procedures that may be developed in the future by the Registrant’s board of directors. If the board of directors decides to materially amend, suspend or terminate the share redemption program, the Registrant will provide stockholders with no less than 30 days’ prior written notice. During a public offering, the Registrant will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under the federal securities laws. Therefore, participants may not have the opportunity to make a redemption request prior to any potential suspension, amendment or termination of the Registrant’s share redemption program.

The Registrant intends to redeem shares of its common stock quarterly under the program. All requests for redemption must be made in writing and received by the Registrant at least 15 days prior to the end of the applicable quarter (the “Applicable Quarter End”). If the Registrant receives a request from a stockholder for redemption of all of the stockholder’s shares of the Registrant’s common stock and the stockholder is a participant in the Registrant’s distribution reinvestment plan, it will terminate the stockholder’s participation in the distribution reinvestment plan. Stockholders may also withdraw their redemption request in whole or in part by submitting a request in writing that is received by the Registrant at any time up to three business days prior to the Applicable Quarter End.

In connection with the Registrant’s quarterly redemptions, its affiliated stockholders will defer their redemption requests until all redemption requests by unaffiliated stockholders have been met. However, the Registrant cannot guarantee that the funds set aside for the share redemption program will be sufficient to accommodate all requests made in any quarter. In the event that the Registrant does not have sufficient funds available to redeem all of the shares of the Registrant’s common stock for which redemption requests have been submitted in any quarter, or the total amount of shares requested for redemption exceed a Redemption Cap, the Registrant plans to redeem the shares of its common stock on a pro rata basis. In addition, the Registrant will redeem shares of its common stock in full that are timely presented for redemption in connection with the death and, if approved by the Registrant’s board of directors in its sole discretion, the disability of a stockholder, regardless of whether it redeems all other shares on a pro rata basis. Moreover, such determinations regarding the Registrant’s share redemption program will not affect any determinations that may be made by the Registrant’s board of directors regarding requests by holders of OP Units for redemption of their OP Units pursuant to the Operating Partnership Agreement.

The Registrant will determine whether to approve redemption requests no later than 15 days following the Applicable Quarter End, which is referred to as the “Redemption Determination Date.” No later than three business days following the Redemption Determination Date, the Registrant will pay the redemption price in cash for shares approved for redemption and/or, as necessary, will notify each stockholder in writing if the stockholder’s redemption request was not honored in whole or in part. The redemption request of a stockholder that is not honored in whole or in part will be held and considered for redemption in the subsequent quarter, unless such stockholder withdraws the redemption request by sending the Registrant notification in writing. Such pending redemption requests generally will be considered on a pro rata basis with any new redemption requests received in the applicable quarter. If a pro rata redemption would result in a stockholder owning less than the minimum purchase amount required under state law, the Registrant would redeem all of such stockholder’s shares of its common stock unless the stockholder’s holdings are the result of a prior partial transfer.

As previously described, the Registrant’s share redemption program, including redemption upon the death or disability of a stockholder, is not intended to provide liquidity to any stockholder (and any subsequent transferee of such stockholder) who acquired, directly or indirectly, his or her shares by purchase or other taxable transaction from another stockholder, unless shares acquired in such transactions are approved for redemption by management of the Registrant in its sole discretion. In connection with a request for redemption, the requesting stockholder or his or her estate, heir or beneficiary will be required to certify to the Registrant that the stockholder either (1) acquired the shares to be repurchased directly from the Registrant and no direct or indirect transfer of the shares has occurred since the stockholder acquired the shares from the Registrant, or (2) acquired the shares from the original stockholder, directly or indirectly, by way of one or more transactions that were not for cash (or other consideration) in connection with a non-taxable transaction, including transactions for the benefit of a member of the original stockholder’s immediate or extended family (including the original stockholder’s spouse, parents, siblings, children or grandchildren and including relatives by marriage) through a transfer to a custodian, trustee or other fiduciary for the account of the original stockholder or members of the original stockholder’s immediate or extended family in connection with an estate planning transaction, including by bequest or inheritance upon death or operation of law.

Moreover, all shares of the Registrant’s common stock requested to be repurchased must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Registrant may ask the requesting party to provide evidence satisfactory to the Registrant that the shares requested for repurchase are not subject to any liens or encumbrances. If the Registrant determines that a lien exists against the shares, it will not be obligated to redeem any shares subject to the lien.

As set forth above, the Registrant will redeem shares upon the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request redemption on behalf of the trust. The Registrant must receive the written redemption request within 18 months after the death of the stockholder in order for the requesting party to benefit from the exceptions to the one-year holding period, the Redemption Caps and the Holding Period Discount, described above for redemptions in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon death does not apply.

Furthermore, as set forth above, the Registrant will redeem shares held by a stockholder who is a natural person who is deemed to be disabled (as such term is defined in Section 72(m)(7) of the Internal Revenue Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. The Registrant must receive the written redemption request within 18 months of the initial determination of the stockholder’s disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to redeem the shares may be made if either of the registered holders becomes disabled (as such term is defined in Section 72(m)(7) of the Internal Revenue Code). If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of redemption upon disability does not apply.

Shares of the Registrant’s common stock approved for redemption on the Redemption Determination Date will be redeemed by the Registrant under the share redemption program effective as of the Applicable Quarter End and will return to the status of authorized but unissued shares of common stock. The Registrant will not resell such shares of common stock to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

The federal income tax consequences to the participant of participating in the Registrant’s share redemption program will vary depending upon the participant’s particular circumstances, and participants are urged to consult their own tax advisor regarding the specific tax consequences to them of participation in the share redemption program.

Liquidity Events

The purchase of shares of the Registrant’s common stock is intended to be a long-term investment and the Registrant does not anticipate that a secondary trading market will develop. Therefore, it will be very difficult for participants to sell their shares of common stock promptly or at all, and any such sales may be made at a loss.

On a limited basis, participants may be able to have shares redeemed through the Registrant’s share redemption program. However, in the future the Registrant may also consider various Liquidity Events, including but not limited to:

•	Listing the Registrant’s common stock on a national securities exchange (or the receipt by the Registrant’s stockholders of securities that are listed on a national securities exchange in exchange for the Registrant’s common stock);

•	The Registrant’s sale, merger or other transaction in which its stockholders either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company; and

•	A sale of all or substantially all of the Registrant’s assets where its stockholders either receive, or have the option to receive, cash or other consideration.

The Registrant presently intends to consider alternatives for effecting a Liquidity Event for its stockholders beginning generally after seven years following the investment of substantially all of the net proceeds from all offerings made by it. Although the Registrant’s intention is to seek a Liquidity Event generally within seven to 10 years following the investment of substantially all of the net proceeds from all offerings made by it, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, the Registrant may seek to complete a Liquidity Event earlier than seven years following the investment of substantially all of the net proceeds from all offerings made by it. For purposes of the time frame for seeking a Liquidity Event, investment of “substantially all” of the net proceeds means the equity investment of 90% or more of the net proceeds from all offerings made by it.

Business Combinations

Under the Maryland General Corporation Law, certain business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns, directly or indirectly, 10 percent or more of the voting power of the corporation’s voting stock; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, the Registrant’s board of directors has exempted any business combination involving it and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between the Registrant and any person. As a result, any person may be able to enter into business combinations with the Registrant that may not be in the best interest of its stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should the Registrant’s board of directors opt in to the business combination statute, it may discourage others from trying to acquire control of the Registrant and increase the difficulty of consummating any offer.

Business Combination with the Advisor

Many REITs that are listed on a national securities exchange or included for quotation on an over-the-counter market are considered self-administered, which means that they employ persons or agents to perform all significant management functions. The costs to perform these management functions are “internalized,” rather than external, and no third party fees, such as advisory fees, are paid by the REIT. The Registrant may consider becoming a self-administered REIT once its assets and income are, in its board’s view, of sufficient size such that internalizing some or all of the management functions performed by its Advisor is in its best interests.

If the Registrant’s board of directors should make this determination in the future, its board of directors will form a special committee comprised entirely of independent directors to consider a possible business combination with its Advisor. The board of directors will, subject to applicable law, delegate all of its decision making power and authority to the special committee with respect to these matters, including the power and authority to retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of the Registrant’s Advisor regarding a possible business combination. In any event, before the Registrant can complete any business combination with its Advisor, the following three conditions must be satisfied:

•	the special committee receives an opinion from a qualified investment banking firm concluding that the consideration to be paid to acquire the Registrant’s Advisor is fair to the Registrant’s stockholders from a financial point of view;

•	the Registrant’s board of directors determines that such business combination is advisable and in the Registrant’s best interests; and

•	such business combination is approved by the Registrant’s stockholders entitled to vote thereon in accordance with its charter and bylaws.

Unless and until definitive documentation is executed, the Registrant will not be obligated to complete a business combination with its Advisor. Also, Industrial Property Advisors Group LLC has informed the Registrant that, in connection with an internalization, it would be willing to limit remuneration for its ownership interest in the Advisor to the extent necessary to ensure that, after taking into consideration payment of such remuneration, the Advisor determines that the Registrant’s shareholders in the aggregate would reasonably be expected to receive, or have the option to receive, aggregate distributions from all sources (including any anticipated future liquidity event) equal to their capital contributions plus a 6% cumulative non-compounded annual pre-tax return thereon. The foregoing, however, does not limit the ability of each of the Advisor and Industrial Property Advisors Group LLC to receive any fees, commissions, distributions with respect to the Special Units and any shares of the Registrant’s common stock held by the Advisor or Industrial Property Advisors Group LLC, or other amounts to which they might otherwise be entitled. The foregoing is subject to approval of the Registrant’s board and documentation of a final agreement between the Registrant and Industrial Property Advisors Group LLC.

Control Share Acquisitions

The Maryland General Corporation Law provides that a holder of Control Shares of a Maryland corporation acquired in a Control Share acquisition have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control Shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:

•	One-tenth or more but less than one-third;

•	One-third or more but less than a majority; or

•	A majority or more of all voting power.

Control Shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “Control Share acquisition” means the acquisition of Control Shares. Once a person who has made or proposes to make a Control Share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the Registrant’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the Control Shares at the meeting or if the acquiring person does not deliver an “Acquiring Person Statement” for the Control Shares as required by the statute, the corporation may redeem any or all of the Control Shares for their fair value, except for Control Shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the Control Shares, and is to be determined as of the date of the last Control Share acquisition or of any meeting of stockholders at which the voting rights for Control Shares are considered and not approved.

If voting rights for Control Shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the Control Share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a Control Share acquisition.

The Control Share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, the Registrant has provided in its bylaws that the Control Share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of its stock, but its board of directors retains the discretion to change this provision in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law, which is referred to as “Subtitle 8,” permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	A classified board;

•	A two-thirds vote requirement for removing a director;

•	A requirement that the number of directors be fixed only by vote of the directors;

•	A requirement that a vacancy on the board be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	A majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Pursuant to Subtitle 8, the Registrant has elected to provide that vacancies on its board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in its charter and bylaws unrelated to Subtitle 8, the Registrant vests in its board of directors the exclusive power to fix the number of directorships provided that the number is not less than three. The Registrant has not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

In connection with a proposed “roll-up transaction,” which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of the Registrant and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, the Registrant will obtain an appraisal of all of its assets from an independent expert. In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with the Registrant’s Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by the Registrant. If the appraisal will be included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal will be filed with the SEC and the states in which the securities are being registered as an exhibit to the registration statement for the offering. The Registrant’s assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the Registrant’s assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of such independent expert will clearly state that the engagement is for the Registrant’s benefit and the benefit of its stockholders. The Registrant will include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal a choice of:

•	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•	one of the following:

•	remaining stockholders and preserving their interests in the Registrant on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to their pro rata share of the appraised value of the Registrant’s net assets.

The Registrant is prohibited from participating in any proposed roll-up transaction:

•	which would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in the Registrant’s charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and the Registrant’s dissolution;

•	which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

•	in which the Registrant’s common stockholders’ rights to access of records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in the Registrant’s charter; or

•	in which the Registrant would bear any of the costs of the roll-up transaction if its common stockholders reject the roll-up transaction.

Advance Notice of Director Nominations and New Business

The Registrant’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholder may be made only (i) pursuant to the Registrant’s notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in the Registrant’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Reports to Stockholders

The Registrant’s charter requires that it prepare an annual report and deliver it to the Registrant’s stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	Financial statements which are prepared in accordance with GAAP (or the then required accounting principles) and are audited by the Registrant’s independent registered public accounting firm;

•	The ratio of the costs of raising capital during the year to the capital raised;

•	The aggregate amount of asset management fees and the aggregate amount of other fees paid to the Advisor and any affiliate of the Advisor by the Registrant or third parties doing business with the Registrant during the year;

•	The Registrant’s total operating expenses for the year, stated as a percentage of its average invested assets and as a percentage of its net income;

•	A report from the independent directors that the Registrant’s policies are in the best interests of its stockholders and the basis for such determination; and

•	Separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Registrant and the Advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s charter, subject to certain limitations, will limit the personal liability of its stockholders, directors and officers for monetary damages. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established: (i) an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful. Under the Maryland General Corporation Law, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Registrant’s charter provides that it will generally indemnify its directors, its officers, the Advisor and its affiliates for losses they may incur by reason of their service in those capacities. In addition, the Registrant expects to indemnify its employees and agents for losses or liabilities suffered by them by reason of their service in those capacities. However, the Registrant’s charter provides that its directors, the Advisor and its affiliates (the “Indemnitees”) will be indemnified by the Registrant for losses or liabilities suffered by them or held harmless for losses or liabilities suffered by the Registrant only if all of the following conditions are met: (i) the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the Registrant’s best interests, (ii) the Indemnitee was acting on the Registrant’s behalf or performing services for the Registrant, (iii) in the case that the Indemnitee is a director (other than an independent director), the Advisor or an affiliate of the Advisor, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or in the case that the Indemnitee is an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification, and (iv) the indemnification or agreement to hold harmless is recoverable only out of the Registrant’s net assets and not from its stockholders.

In addition, the Registrant will not provide indemnification to an Indemnitee for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Registrant were offered or sold as to indemnification for violation of securities laws.

The Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. Pursuant to the Registrant’s charter, it will generally pay or reimburse reasonable expenses incurred by a present or former director or officer, the Advisor or an affiliate of the Advisor and may pay or reimburse reasonable expenses incurred by an employee or agent in advance of final disposition of a proceeding. However, the Registrant may pay or reimburse reasonable expenses to an Indemnitee only if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reason of his service as a director, Advisor or affiliate of the Registrant, (ii) the Indemnitee provides the Registrant with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by its charter, (iii) the Indemnitee provides the Registrant with a written agreement to repay the amount paid or reimbursed by the Registrant, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct, and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Registrant acting in his capacity as such, a court of competent jurisdiction approves such advancement.

The Registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements require, among other things, that, subject to certain limitations, the Registrant indemnifies its officers and directors and advances to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Registrant must indemnify and advance all expenses incurred by its officers and directors seeking to enforce their rights under the indemnification agreements. The Registrant also covers officers and directors under its directors’ and officers’ liability insurance. The indemnification agreements that the Registrant enters into with its officers and directors will require that in the event of a change in control of the Registrant, it will use commercially reasonable efforts to maintain in force any directors’ and officers’ liability insurance policies in effect immediately prior to the change in control for a period of six years.

To the extent that the indemnification may apply to liabilities arising under the Securities Act, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable pursuant to Section 14 of the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1*	Opinion of Venable LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney of certain signatories. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

99.1*	Equity Incentive Plan of Industrial Property Trust Inc., dated as of July 16, 2013.

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on March 18, 2014.

INDUSTRIAL PROPERTY TRUST INC.

By:	/s/ DWIGHT L. MERRIMAN III
Dwight L. Merriman III Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Industrial Property Trust Inc., a Maryland corporation, which is filing a registration statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 hereby constitutes and appoints Thomas G. McGonagle and Joshua J. Widoff, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DWIGHT L. MERRIMAN III	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2014
Dwight L. Merriman III

/s/ EVAN H. ZUCKER	Chairman of the Board of Directors and Director	March 18, 2014
Evan H. Zucker

/s/ THOMAS G. McGONAGLE	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2014
Thomas G. McGonagle

/s/ JOSHUA J. WIDOFF	Executive Vice President, Secretary and General Counsel	March 18, 2014
Joshua J. Widoff

/s/ MARSHALL M. BURTON	Director	March 18, 2014
Marshall M. Burton

/s/ CHARLES B. DUKE	Director	March 18, 2014
Charles B. Duke

/s/ STANLEY A. MOORE	Director	March 18, 2014
Stanley A. Moore

INDEX TO EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Venable LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney of certain signatories. Incorporated by reference to the signature page to this Registration Statement on Form S-8.

99.1*	Equity Incentive Plan of Industrial Property Trust Inc., dated as of July 16, 2013.

*	Filed herewith.